Exhibit 5.1

May 23, 2012

Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, Alaska 99503

(907) 297-3000

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

In my capacity as your Senior Vice President, Legal, Regulatory & Government Affairs and Corporate Secretary, I have examined the registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”) of Alaska Communications Systems Group, Inc., a Delaware corporation (“the Company”), filed with the Securities and Exchange Commission (the “Commission”) on or about May 24, 2012 (the “Registration Statement”), in connection with the registration of an aggregate of 1,500,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), pursuant to the Company’s 2012 Employee Stock Purchase Plan (the “2012 ESPP”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. I have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters

This letter is limited to the General Corporation Law of the State of Delaware and I express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, I am of the opinion that, as of the date hereof, when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients, or certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar therefor, and subject to the Company completing all actions and procedures required on its part to be taken prior to the issuance of the Shares, including, without limitation, the approval by the stockholders of the Company of the issuance of the Shares pursuant to the 2012 ESPP at the Company’s 2012 annual meeting of stockholders, when the Shares have been issued by the Company against payment therefor in the circumstances contemplated by the 2012 ESPP, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, I have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

In addition, I consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever it may appear the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Leonard A. Steinberg
Leonard A. Steinberg, Esq.

Senior Vice President, Legal, Regulatory & Government Affairs and Corporate Secretary